EXHIBIT 23.2

Consent of Shatswell, MacLeod & Company, P.C.

[LETTERHEAD OF SHATSWELL, MacLEOD & COMPANY, P.C.]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire

We consent to the incorporation by reference in the Registration Statement on Form S-8 of New Hampshire Thrift Bancshares, Inc. of our report dated January 8, 2004 with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2003 of New Hampshire Thrift Bancshares, Inc.

/s/    SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

May 14, 2004